EXHIBIT 8.1



                              LIST OF SUBSIDIARIES



Wholly owned subsidiaries:

Gateway Technology Inc. a Delaware corporation
Chartwell Games Corp., a Belize corporation
Chartwell Games (Malta) Holding Limited, a Malta corporation
Chartwell Games (Malta) Limited, a Malta corporation